Exhibit 21.1

                                  Subsidiaries

Name                            Jurisdiction of Incorporation    Ownership
----                            -----------------------------    ---------
Gales Acquisition Group, Inc.             Delaware               100% (Direct)

Air Industries Machining, Corp.           New York               100% (Indirect)

Sigma Metals, Inc.                        New York               100% (Direct)